EXHIBIT 4.7

DATED 26TH MAY 2006

Publishing and Broadcasting Limited

- and -

Melco International Development Limited

SUPPLEMENTAL AGREEMENT

TO

MEMORANDUM OF AGREEMENT

Lovells

23rd Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Ref: TAF/U1172/00013

THIS SUPPLEMENTAL AGREEMENT dated 26th May 2006 is entered into between:

(1)	Publishing and Broadcasting Limited of 54 Park Street, Sydney, New South Wales, Australia (ABN 52 009 071 167) (“PBL”); and

(2)	Melco International Development Limited of 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (“Melco”).

IT IS AGREED AS FOLLOWS:

1.	DEFINED TERMS

1.1	This Agreement is supplemental to the parties’ Memorandum of Agreement dated 5 March 2006, and sets out certain amendments to the terms of the Memorandum and supplemental provisions to give effect to the principles agreed by the parties under the Memorandum and shall be given effect to accordingly.

1.2	Terms defined in the Memorandum of Agreement shall have the same meaning in this Supplemental Agreement unless the context otherwise requires.

1.3	The following further capitalised terms shall have the meaning set out in the Deed:

Dispose

Great Wonders

Law

Melco PBL Entertainment

Melco PBL Holdings

Melco PBL International

MelcoSub

Melco Hotels

Mocha Slot

PBLSub

Regulatory Authority

2.	SUBCONCESSION

2.1	It is agreed pursuant to clause 2.3 of the Memorandum that PBL should enter into the First Amendment Agreement to the Subconcession Agreement and into the Side Letter Agreement with Wynn. References to the Subconcession Agreement shall be read as the Subconcession Agreement as amended by the First Amendment Agreement.

2.2	In the light of the regulatory requirement for a Macau resident to be appointed managing or executive director of PBL Macau and to hold 10% of that company’s issued share capital for the grant of the Subconcession, and the desirability of PBL maintaining a majority interest in the issued share capital of PBL Macau following the grant of the Subconcession and the parties’ intention that, subject to requisite consents of the Government of Macau SAR and any relevant requirements of Australian Regulatory Authorities, the economic value and benefit of PBL Macau (and the associated risks, liabilities, commitments and capital contributions) be shared by the parties on 50:50 basis, it is agreed that:

(a)	Subject to necessary consents and requirements of relevant Regulatory Authorities being obtained, the parties’ 50:50 economic interest in PBL Macau be given effect to through their interests in the Joint Venture;

(b)	Prior to the grant of the Subconcession, the capital of PBL Macau will be established by PBL as MOP200,000,000 divided into 2,000,000 shares of MOP100 each of which:

(i)	200,000 Shares will be classified as “A” Shares and issued to the Managing or Executive Director. The “A” Shares shall carry a right to vote but shall only participate in a right to dividends of PBL Macau up to MOP1 in aggregate and shall only participate in a return of capital of PBL Macau or on a liquidation of PBL Macau up to MOP1 in aggregate and shall otherwise not enjoy any other right of return or economic benefit or rights;

(ii)	1,800,000 Shares will be classified “B” Shares enjoying a right to vote and full participation in any dividends and capital distribution and to participate in a liquidation and will enjoy all other economic benefits or rights derived from PBL Macau, which “B” Shares shall be held by or issued to PBLSub (with one “B” Share held by a nominee of PBL).

(c)	Conditional upon the Government of Macau SAR granting the Subconcession to PBL Macau and giving its required consent for Melco and its affiliates to take up an interest in PBL Macau through the Joint Venture, the capital of PBL Macau will be increased to 1,000,000,000 MOP divided into 2,800,000 “A” Shares and 7,200,000 “B” Shares, with the existing issued “B” Shares held by PBLSub (and its nominee) reclassified as “A” Shares. The “B” Shares shall be subscribed for by Melco PBL International in the manner referred to below. Additional “A” Shares shall be issued to the Managing or Executive Director in order to maintain the Managing or Executive Director’s required 10% interest in the issued share capital of PBL Macau, so establishing the shareholdings of PBL Macau as:

Managing or Executive Director - 10% (1,000,000 Class “A” Shares)

PBL Asia - 18% (1,800,000 Class “A” Shares)

Melco PBL International - 72% (7,200,000 Class “B” Shares).

(d)	Clause 3.1(a) and clause 4 of the Memorandum are amended as far as necessary to give effect to the Supplemental Agreement of the parties set out in this clause 2.2.

3.	FUNDING THE PREMIUM PAYABLE TO WYNN MACAU

3.1	The Premium of US$900,000,000 payable to Wynn Macau on grant of the Subconcession to PBL Macau by the Government of Macau SAR shall be funded:

(a)	by PBL causing PBLSub to subscribe US$80,000,000 for Shares of PBL Macau prior to the grant of the Subconcession (including the subscription money on account of the issue of Shares to the Managing Director);

(b)	by PBL causing PBLSub to make an interest free subordinated loan of US$160,000,000 to PBL Macau (“PBL Loan”);

(c)	by Melco causing MelcoSub to make a subordinated interest free loan to PBL Macau of US$160,000,000 as provided in the Memorandum of Agreement (“Melco Loan”) and the parties shall endeavour to arrange the funding of the balance of the Premium by third party financing and failing which shall themselves fund the balance of the Premium in the proportions specified in the Memorandum. It is confirmed for the avoidance of doubt that Melco’s obligation to provide subordinated interest free loans and to fund a 40 per cent share of the Premium is not conditional upon the approval of the Government of Macau SAR, to its taking an interest in PBL Macau, through the Joint Venture or otherwise.

3.2	To implement the reorganisation of the share capital of PBL Macau and subscription of shares in PBL Macau set out in clause 2.2(c) above, the parties agree (subject to the required consent of the Government of Macau SAR) to cause the subscription of US$320,000,000 by Melco PBL International for the issue of 7,200,000 B Shares (and to fund the issue of an additional 800,000 “A” Shares to the Managing or Executive Director to maintain her percentage holding).

3.3	Simultaneously with the subscription referred to in clause 3.2, PBL Macau shall repay the subordinated interest free loans to PBLSub and to MelcoSub, who shall contribute these monies as further capital injection into Melco PBL Holdings, with the intent that it would then further capitalise Melco PBL International.

4.	FURTHER REORGANISATION OF JOINT VENTURE

4.1	Subject to Melco PBL International acquiring a 72% interest in PBL Macau, Melco PBL Entertainment’s interest in Great

Wonders and Melco Hotels shall be transferred to PBL Macau and the business of Mocha Slot shall be transferred to PBL Macau. A structure chart showing the intended structure of the Joint Venture on completion of these steps is attached marked “A”.

4.2	It is intended that the transfers from Melco PBL Entertainment referred to in clause 4.1 be effected without consideration or for a nominal consideration only but in a tax efficient manner.

4.3	Subject to Melco PBL International acquiring a 72% interest in PBL Macau, the shares representing 20% of Melco PBL Entertainment held by Melco Sub will be amended and reclassified as non-voting deferred shares. The non-voting deferred shares will not be entitled to vote at general meetings of shareholders of Melco PBL Entertainment, will not participate in dividends or other distributions and, as a practical matter, will not receive a distribution on a winding-up or liquidation of Melco PBL Entertainment.

4.4	Following Melco PBL International having acquired a 72% interest in PBL Macau and Melco PBL Entertainment’s interests in Great Wonders and Melco Hotels and the business of Mocha Slot having been transferred to PBL Macau, as contemplated under clause 4.1, the 20% holding of non-voting deferred shares in Melco PBL Entertainment held by Melco Sub will either be contributed to the Joint Venture and transferred to Melco PBL International for nominal consideration, or Melco PBL Entertainment will be liquidated or allowed to remain dormant.

4.5	Following the transfer of the business of Mocha Slot and its subsidiaries to PBL Macau, Mocha Slot and its subsidiaries will have no material remaining business or assets and those companies will be liquidated or allowed to remain dormant.

5.	ARRANGEMENTS TO EFFECT 50:50 SHARING OF ECONOMIC VALUE AND BENEFITS OF PBL MACAU IF THE CONSENT OF THE GOVERNMENT OF MACAU SAR IS NOT OBTAINED FOR PBL MACAU TO BECOME A GROUP COMPANY OF THE JOINT VENTURE

5.1	If the Government of Macau SAR does not give its approval for PBL Macau to become a joint venture company, then the steps set out in clause 2.2(c) and in clause 4 would not occur and Melco’s participation in PBL Macau shall remain in the form of the Melco Loan (and any further funding provided by Melco under clause 2.4(b) of the Memorandum) until such time as the consent of the Government of Macau SAR is obtained. If, following the grant of the Subconcession, the Government of Macau SAR does not give its approval for PBL Macau to become a joint venture company, then Melco and PBL shall cause MelcoSub and PBL Macau to adjust the terms of the Melco Loan and the PBL Loan and their other arrangements between PBL Macau and the Joint Venture to ensure that Melco and PBL will share the risks, liabilities, commitments, capital contributions and economic value and benefits of PBL Macau on a 50:50 basis. To give effect to the last sentence, the terms of the Melco Loan and the terms of PBL Loan advanced to PBL Macau shall be amended so that they will be held as participating convertible bonds with the principal features referred to in clauses 5.2, 5.3 and 5.4.

5.2	The participating convertible bonds will have a maturity date of 80 years from the date of their issue. Subject to obtaining the approval of the Government of Macau SAR for the conversion, each participating convertible bond will be convertible into Class “B” Shares of PBL Macau representing 50% of the aggregate number of Class “B” Shares of PBL Macau to be issued on conversion of all the participating convertible bonds outstanding. All other shares of PBL Macau in issue at the time of conversion which are not already Class “A” Shares of PBL Macau would be amended and reclassified as Class “A” Shares of PBL Macau on conversion of the participating convertible bonds and the shareholders of PBL Macau would be parties to the participating convertible bonds documents in order to achieve this. Following the conversion of the participating convertible bonds, the operations and management of PBL Macau will be subject to one or more shareholders’ agreements which will replicate the provisions of the Deed and the shareholders’ agreement described in clause 2.10 of the Memorandum.

5.3	The participating convertible bonds held by Melco Sub and PBL Sub will each be assigned by their respective holders to Melco PBL International, as additional contributions by Melco Sub and PBL Sub to the Joint Venture. All of the participating convertible bonds outstanding will be required to be converted promptly following the approval of the Government of Macau SAR having been obtained which would permit conversion. Partial conversion of the participating convertible bonds will not permitted.

5.4	Prior to the conversion of the participating convertible bonds, no dividends will be permitted to be paid or other distributions made in respect of any shares of PBL Macau without the prior consent of Melco PBL International as bondholder and the bondholder will be entitled to a participation right the terms of which will entitle Melco PBL International to substantially all the economic value and benefits of PBL Macau. The participating convertible bonds will contain a list of matters relating to PBL Macau and its subsidiaries requiring the prior consent of Melco PBL International as bondholder, in order to protect the rights of the bondholder.

5.5	The Deed will be amended to require that any consent to be given by Melco PBL International as bondholder will only be given if the giving of the consent is approved by an unanimous resolution of the board of directors of Melco PBL International.

6.	AMENDMENTS TO THE DEED

Following the completion of the acquisition by Melco PBL International of a 72% interest in PBL Macau, the Deed will be amended to reflect the agreement that all existing and future gaming ventures of the Joint Venture in the Territory will be owned and carried on on a 50:50 basis.

7.	OTHER MATTERS

7.1	It is agreed that the first Managing Director of PBL Macau be Manuela Antonio, the senior partner of Manuela Antonio lawyers.

7.2	With effect from the date of the grant of the Subconcession to PBL Macau and subject to any required approval or consents of the Government of Macau SAR, at all times up to (and including) the date of completion of the acquisition by Melco PBL International of a 72% interest in PBL Macau, the parties shall exercise all the rights and powers respectively available to them to ensure that PBL Macau shall be managed and operated in accordance with applicable laws and regulations of Macau SAR and the terms of the Subconcession and, subject thereto, PBL shall consult with Melco and shall have proper regard to the principles of their joint venture in relation to PBL Macau.

7.3	The rights attaching to the shares of PBL Macau acquired by Melco PBL International shall be exercised in accordance with the provisions of the Deed (as amended as contemplated by clause 6). Decisions of the board of PBL Macau on reserved matters shall require at least the approval of the directors appointed by Melco PBL International (but not unanimous approval of all directors).

7.4	Save as amended or supplemented hereby (or by further agreement in writing by the parties), the terms and provisions of the Memorandum shall remain in full force and effect.

8.	GOVERNMENT OF MACAU SAR CONSENT REQUIRED

The parties acknowledge that the acquisition of the Subconcession, the further reorganisation of the Joint Venture and other matters contemplated under this Agreement are subject to the prior approval and consent of the Government of Macau SAR. The parties will cooperate to the fullest extent required by the Government of Macau SAR, including by promptly providing such information and documents as may be required by the Government of Macau SAR in order to make a determination in relation to the granting of any such approval or consent, and will use their respective reasonable endeavours to achieve the grant by the Government of Macau SAR of all approvals and consents necessary for the transactions contemplated by the Memorandum and this Agreement.

9.	AGREEMENT TO ACHIEVE COMMERCIAL INTENTIONS

The parties agree that if it is not possible to implement the transactions contemplated by the Memorandum (as amended by this Agreement) in the terms contemplated by the Memorandum (as amended by this Agreement), the parties will cooperate in good faith to agree such variations of the Memorandum (as amended by this Agreement), or such alternative or additional terms, as may be necessary or desirable to achieve the commercial intentions of the parties as set out in the Memorandum (as amended by this Agreement).

SIGNED as an agreement

SIGNED for and on behalf of
MELCO INTERNATIONAL DEVELOPMENT LIMITED by:

/s/

SIGNED for and on behalf of
PUBLISHING AND BROADCASTING LIMITED by:

/s/

A

Structure Chart

PBL
The Company
100%
100%
PBL Asia Investments Limited
Melco Leisure and Entertainment Group Limited
18% PBL Macau A Shares
50%
50%
Melco PBL Holdings
100%
Melco PBL International Limited
Managing Director
72% PBL Macau B Shares
20% deferred shares
10% PBL Macau A Shares
80%
PBL Macau (Subconcessionaire)
Melco PBL Entertainment (Greater China) Limited
100%
100%
80%
Great Wonders
Mocha Slot electronic gaming machine lounges
Melco Hotels
Mocha Slot
Crown Macau hotel and casino project
City of Dreams integrated entertainment resort, including casino
Mocha Slot Management Limited
Mocha Café Limited